EXHIBIT 99.10

                                                                  EXECUTION COPY


                              SETTLEMENT AGREEMENT

          This Settlement Agreement, dated this 24th day of April, 2009 (this "AGREEMENT"), by and among Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Gavin Saitowitz, Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P., Jeffrey Keswin, Edward Gage, and Robert S. Everett (the foregoing individuals and entities being collectively referred to herein as the "SPRINGBOK GROUP"), and MCG Capital Corporation, a Delaware corporation (the "COMPANY").

          WHEREAS, the Springbok Group (i) has nominated three individuals for election (the "CONTESTED ELECTION") to the Company's Board of Directors (the "BOARD") at the 2009 annual meeting of stockholders of the Company (the "2009 ANNUAL MEETING") and (ii) has taken certain actions in furtherance thereof, including, but not limited to, requesting to inspect certain of the Company's books and records pursuant to Section 220 of the Delaware General Corporation Law (such letter and related requests, the "DEMAND"); and

          WHEREAS, the Company has accepted Mr. Saitowitz's and Springbok Capital Onshore, LLC's nominations of Mr. Saitowitz, Mr. Everett and Edward Gage as candidates for election to the Board; and

          WHEREAS, Springbok Capital Onshore, LLC; Gavin Saitowitz; Edward Gage; and Robert S. Everett have filed an action against Steven F. Tunney, Jeffrey Bucher, Edward Civera, A. Hugh Ewing, III, Kim D. Kelly, Robert J. Merrick, Wallace B. Millner, III, Richard W. Neu, Kenneth O'Keefe, B. Hagen Saville, and MCG in the Court of Chancery of the State of Delaware on February 11, 2009, captioned Springbok Capital Onshore, LLC, et al. v. Tunney, et al., Case No. 4358-VCL (the "Delaware Action"), seeking (a) a declaratory judgment that MCG's directors had breached their fiduciary duties in adopting certain of MCG's bylaws, that those bylaws were invalid, and that Mr. Saitowitz, Mr. Gage, and Mr. Everett had been properly nominated to stand for election at the 2009 Annual Meeting, (b) injunctive relief relating thereto, and (c) costs and expenses, including attorneys' fees; and

          WHEREAS, the Company has filed an action against Springbok Capital Management, LLC; Springbok Capital Onshore, LLC; Gavin Saitowitz; Soundpost Partners, LP; Jaime Lester, Lyrical Partners, LP; and Jeffrey Keswin in the United States District Court for the Southern District of New York on March 4, 2009, captioned MCG CAPITAL CORP. V. SPRINGBOK CAPITAL MANAGEMENT, LLC, ET AL., Case No. 09-CV-2003 (the "New York Action"), which alleged that the defendants'
Schedule 13D filings (the "13D Filings") were inadequate and sought injunctive relief; and

          WHEREAS, the Company and the members of the Springbok Group have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding the Contested Election and the substantial expense and disruption that may result therefrom.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:


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          Section 1. BOARD APPOINTMENT; BOARD SIZE.

          (a) The Board shall (i) appoint Gavin Saitowitz (the "SPRINGBOK NOMINEE") to the Board, effective April 30, 2009, to serve as a Class II director, (ii) nominate the Springbok Nominee at the 2009 Annual Meeting for re-election as a Class II director with a term expiring at the Company's 2012 Annual Meeting of Stockholders (the "VACANCY DATE"), (iii) recommend that the stockholders of the Company at the 2009 Annual Meeting vote to elect the Springbok Nominee as a director, and (iv) use its reasonable best efforts (which shall include the solicitation of proxies) to ensure that the Springbok Nominee is elected at the 2009 Annual Meeting. Mr. Saitowitz will not be required to provide a description of any compensation or other material monetary agreements, arrangements or understandings, as described in Article II, Section 11 of the Company's Amended and Restated Bylaws.

          (b) If the Springbok Nominee is not elected to the Board at the 2009 Annual Meeting, Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Soundpost Partners, LP, and Lyrical Partners, L.P. (the "SPRINGBOK CONSENT GROUP") shall thereafter be entitled to nominate an individual to serve on the Board, subject to a determination by the Board's Nominating and Corporate Governance Committee that such individual is qualified, which agreement may not be unreasonably withheld, and thereafter, the Board will promptly appoint such individual to the Board to serve until the Vacancy Date.

          (c) The size of the Board shall be decreased to eight (8) members as promptly as practicable following the appointment of the Springbok Nominee but, in any event, no later than August 31, 2009. The composition of the Board shall consist of six (6) independent directors and two (2) management directors until the Vacancy Date. The aforementioned size and composition of the Board may be changed prior to the Vacancy Date, only with the express written consent of the Springbok Consent Group, which consent shall be provided in the Springbok Consent Group's sole discretion; PROVIDED that the size of the Board may be increased in connection with a merger, share exchange or other business combination in which the Company is the surviving entity and which is approved by the stockholders of the Company. This Section 1(c) shall terminate in its entirety upon the occurrence of a Change of Control (as defined below) of the Company.

          Section 2. CONTESTED ELECTION; VOTING; SPRINGBOK GROUP SCHEDULE 13D; PROXY STATEMENT AND DEMAND WITHDRAWAL; NOMINEE INFORMATION.

          (a) The Springbok Group hereby withdraws the notice submitted to the Company on January 16, 2009 in which it nominated Robert S. Everett, Gavin Saitowitz and Edward Gage as nominees for election at the 2009 Annual Meeting, which withdrawal shall be irrevocable and effective as of the date that the Springbok Nominee is nominated and recommended by the Company for re-election as a director as described above. The Springbok Group shall promptly cease, and shall cause all of their affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) ("AFFILIATES") to cease, any and all efforts with respect to the Contested Election.

          (b) The Springbok Group and their Affiliates shall (i) vote all shares of the Voting Securities (as defined below) which they beneficially own (as determined by Rule 13d-3 of the Exchange Act) as of the record date in favor of, and will support, the election of each of the Company's director nominees at each meeting of stockholders of the Company to elect


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


directors of the Company held on or before the Standstill Date (as defined below), (ii) vote at the 2009 Annual Meeting all shares of Voting Securities which they beneficially own as of the record date, with respect to the proposals described in the Company's preliminary proxy materials filed on April 9, 2009, which are to be submitted to the Company's stockholders at the 2009 Annual Meeting, in accordance with the Board's recommendation, and (iii) will not support or participate in any "withhold the vote" or similar campaign with respect to any meeting to elect directors of the Company held on or before the Standstill Date, and, in the event of any such campaign, will vote their shares in accordance with this paragraph.

          (c) The Springbok Group shall promptly file an amendment to its
Schedule 13D with respect to the Company (the "SCHEDULE 13D") reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending this Agreement and the Press Release (as hereinafter defined in Section 6) as exhibits thereto.

          (d) The Springbok Group hereby irrevocably withdraws its Demand, and shall promptly return to the Company all materials and summaries or duplicates thereof that have been delivered to the Springbok Group or its Representatives (as defined in Section 3(c) below) prior to the date hereof in response to the Demand.

          (e) The Springbok Group shall promptly provide to the Company any information reasonably requested by the Company for inclusion in any filings with the U.S. Securities and Exchange Commission.

          Section 3. ADDITIONAL AGREEMENTS.

          (a) REPLACEMENT NOMINEE. If, on or prior to the Vacancy Date, Mr. Saitowitz becomes unable to serve as a director of the Company, the Springbok Consent Group shall be entitled to nominate an individual to serve on the Board, subject to a determination by the Board's Nominating & Corporate Governance Committee that such individual is qualified, which agreement may not be unreasonably withheld (such individual or any replacement nominee selected pursuant to Section 1(b) or Section 3(a), a "REPLACEMENT NOMINEE") and the Board shall promptly appoint such nominee to the Board to serve for the remainder of Mr. Saitowitz's term. The Replacement Nominee will not be required to provide a description of any compensation or other material monetary agreements, arrangements or understandings, as described in Article II, Section 11 of the Company's Amended and Restated Bylaws.

          (b) COMMITTEE PARTICIPATION. Subject to applicable law and the NASDAQ Global Select Market listing standards, the Board shall, effective April 30, 2009, appoint Mr. Saitowitz (or the Replacement Nominee, if applicable), at his request, to each of the Nominating and Corporate Governance, Audit, Compensation and Investment and Valuation Committees.

          (c) STANDSTILL AGREEMENT. Each member of the Springbok Group will not, and will cause each of its respective Affiliates, directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, "REPRESENTATIVES") not to, do any of the following, directly or indirectly, for a period commencing on the date hereof and ending on the day after the date of the 2010 Annual Meeting of Stockholders, including any adjournments or postponements thereof (the "STANDSTILL DATE"), unless they have obtained the prior written consent of the Board:

               (i) (A) engage, or in any way participate, directly or indirectly, in any "solicitation" (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents in any "election contest" with respect to the Company's directors (regardless of whether it involves the election or removal of directors of the Company), (B) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any "election contest" with respect to the Company's directors (regardless of whether it involves the election, removal of or withholding votes for directors of the Company), (C) initiate, propose or otherwise "solicit" (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of or withholding votes for directors of the Company, or (D) induce or attempt to induce any other Person to initiate any such shareholder proposal;

               (ii) form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any "group" as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any "election contest" with respect to the Company's directors (regardless of whether it involves the election or removal of or withholding votes for directors of the Company), other than a "group" that only includes members who are currently identified as Reporting Persons in the Springbok Group's Schedule 13D filings (or Affiliates thereof or successors thereto) or parties to this Agreement;

               (iii) seek, alone or in concert with others, (A) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (B) to obtain representation on the Board except as otherwise expressly permitted in this Agreement, (C) to effect the removal of any member of the Board (PROVIDED that this shall not pertain to any members of the Springbok Group who are directors of the Company), (D) to make a stockholder proposal at any meeting of the stockholders of the Company except as otherwise expressly permitted in this Agreement, or (E) to amend any provision of the Company's Restated Certificate of Incorporation or the Company's Amended and Restated Bylaws;

               (iv) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, any voting rights decoupled from the underlying Voting Securities held by the Springbok Group to any Third Party (as defined below);

               (v) other than Mr. Saitowitz, the Replacement Nominee or any other member of the Springbok Group who is a director of the Company, if applicable, in their capacity as a director, effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings, whether or not legally enforceable, with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than ten percent (10%) of any securities, or any material assets or businesses, of the Company or any of its subsidiaries or portfolio companies, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than ten percent (10%) of any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries or portfolio companies, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or portfolio companies or any material portion of its or their businesses;

               (vi) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

               (vii) request, directly or indirectly, any amendment or waiver of any provision of this Section 3(c) (including this clause (vii) by the Company or any of its Representatives).

          (d) EXPENSES. Within five (5) business days following the dismissal of the Delaware Action, the Company agrees to reimburse the Springbok Group the sum of $550,000. If any party to this Agreement brings an action or other legal proceeding with respect to this Agreement against another party to this Agreement, the party that is found to have been in violation of this Agreement shall be responsible for all fees and expenses (including attorney's fees, costs and expenses). Except as otherwise provided in this clause (d), all attorneys' fees, costs and expenses incurred by each of the parties hereto will be borne by such party.

          (e) RELEASE; WAIVER. Promptly after the execution of this Agreement, the Company shall file a voluntary dismissal with prejudice of the New York Action and shall not, nor shall any director, officer or employee of the Company, thereafter sue the Springbok Group or any member thereof, with respect to any matter relating to the Contested Election, the 2009 Annual Meeting, the Demand or the 13D Filings; and the Springbok Group shall cause Springbok Capital Onshore, LLC; Gavin Saitowitz; Edward Gage; and Robert S. Everett, to file a voluntary dismissal with prejudice of the Delaware Action and shall not, nor shall any member of the Springbok Group, thereafter sue the Company with respect to any matter relating to the Contested Election, the 2009 Annual Meeting, the Demand or the 13D Filings. On behalf of themselves and each of their respective directors, officers, managers, members, and employees, the Company and the Springbok Group hereby release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, "AFFILIATED PERSONS"), from all claims and demands, rights and causes of action of any kind arising out of or relating to the Contested Election, the 2009 Annual Meeting, the Demand, the 13D Filings, the contemplated proxy contest in connection with the 2009 Annual Meeting, the Delaware and New York Actions and all other actions, and/or any and all claims of any kind, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, by or against the Company or the Springbok Group or any of their respective Affiliated Persons, including without limitation any claim for attorneys fees or expenses, from the beginning of time through the date of this release. Notwithstanding anything to the contrary in this paragraph, the Company and the Springbok Group do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

          (f) TERMINATION. Subsections (a) and (c) of this Section 3 shall terminate upon the occurrence of a Change of Control (as defined below) of the Company.

          Section 4. REPRESENTATIONS AND WARRANTIES.

          (a) The members of the Springbok Group represent and warrant, each as to themselves, as follows:

               (i) Each member of the Springbok Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

               (ii) This Agreement has been duly and validly authorized, executed and delivered by each member of the Springbok Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

               (iii) The members of the Springbok Group, together with their Affiliates, beneficially own, directly or indirectly, an aggregate of 7,544,600 shares of Common Stock as set forth by beneficial owner and amount on EXHIBIT A hereto and such shares of Common Stock constitute all of the Voting Securities of the Company beneficially owned by the members of the Springbok Group and their Affiliates.

               (iv) Mr. Saitowitz (or the Replacement Nominee, if applicable)
     (A) is "independent" under the NASDAQ Stock Market, Inc. listing standards and Rule 10A-3 of the Exchange Act and (B) is not an "interested person" as defined in the Investment Company Act of 1940, as amended.

               (v) The information provided with respect to Mr. Saitowitz (or the Replacement Nominee, if applicable) for inclusion in any filings by the Company with the U.S. Securities and Exchange Commission (A) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) shall not contain any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, and (C) shall not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier filing with the U.S. Securities and Exchange Commission.

               (vi) To the knowledge of the members of the Springbok Group, none of their Associates (as defined in Rule 12b-2) of the Exchange Act has been or is engaged in any efforts with respect to the Contested Election.

          (b) The Company hereby represents and warrants as follows:

               (i) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.


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

               (ii) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

          Section 5. SPECIFIC PERFORMANCE. Each of the members of the Springbok Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Springbok Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

          Section 6. PRESS RELEASE AND OTHER PUBLIC DISCLOSURES. Immediately following the execution and delivery of this Agreement, the Company and the Springbok Group shall issue the joint press release attached hereto as EXHIBIT B (the "PRESS RELEASE"). None of the parties hereto will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 6 or the terms of this Agreement.

          Section 7. CERTAIN DEFINITIONS. As used in this Agreement, (a) the term "COMMON STOCK" shall mean the common stock of the Company, par value $0.01 per share; (b) the term "PERSON" shall mean any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity; (c) the term "THIRD PARTY" shall mean any person or entity that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; (d) the term "VOTING SECURITIES" shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies (including any Derivative Instruments (as defined in the Company's Amended and Restated Bylaws)); (e) the term "CHANGE OF CONTROL" shall mean the occurrence of any of the following: (1) any Person acquires beneficial ownership of shares of the Company having fifty percent or more of the total number of votes that may be cast for the election of directors of the Company; or (2) the Company (i) consolidates with or merges into any other corporation or any other entity merges into the Company and (ii) the holders of the Company's common stock immediately before such transaction own, directly or indirectly, less than fifty percent of the combined voting power of the outstanding voting securities of the entity resulting from such transaction; AND (f) the term "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

          Section 8. NO WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to


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

insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          Section 9. SUCCESSORS AND ASSIGNS. All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by, the successors and assigns of each of the parties hereto.

          Section 10. ENTIRE AGREEMENT; AMENDMENTS; INTERPRETATION AND CONSTRUCTION. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement. This Agreement may be amended only by a written instrument duly executed by the Company and the Springbok Consent Group or their respective successors or assigns. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

          Section 11. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 12. NOTICES. All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a Business Day, or if not sent on a Business Day, the first Business Day thereafter) if sent by facsimile, with electronic confirmation of sending, PROVIDED, HOWEVER, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

                  If to the Company:

                  MCG Capital Corporation
                  1100 Wilson Boulevard
                  Suite 3000
                  Arlington, VA 22209
                  Attn:  Tod K. Reichert, Esq.
                  Facsimile:  866-301-3095

                  with a copy to:


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

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attn:    David E. Shapiro, Esq.
                  Facsimile: (212) 403-2000

                  If to the Springbok Group (or any member thereof):

                  Springbok Capital Management, LLC
                  405 Park Avenue, 6th Floor
                  New York, NY 10022
                  Attn:  Gavin Saitowitz
                  Facsimile:  (646) 390-7982

                  Soundpost Partners, LP
                  405 Park Avenue, 6th Floor
                  New York, NY 10022
                  Attn:  Jaime Lester
                  Facsimile:  (646) 536-2734

                  Lyrical Partners, L.P.
                  405 Park Avenue, 6th Floor
                  New York, NY 10022
                  Attn:  Jeffrey Keswin
                  Facsimile:  (212) 415-6699

                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn:  Marc Weingarten, Esq.
                  Facsimile:  (212) 593-5955

in each case, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

          Section 14. COUNTERPARTS. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          Section 15. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or


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

unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such an occurrence, the parties shall negotiate in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          Section 16. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       MCG CAPITAL CORPORATION


                                       By: /s/ Steven F. Tunney
                                           ------------------------------------
                                           Name:  Steven F. Tunney
                                           Title: President & CEO


                                       SPRINGBOK CAPITAL MANAGEMENT, LLC


                                       By: /s/ Gavin Saitowitz
                                           ------------------------------------
                                           Name:  Gavin Saitowitz
                                           Title: Managing Member


                                       SPRINGBOK CAPITAL ONSHORE, LLC


                                       By: /s/ Gavin Saitowitz
                                           ------------------------------------
                                           Name:  Gavin Saitowitz
                                           Title: Managing Member


                                       SOUNDPOST PARTNERS, LP


                                       By: /s/ Jaime Lester
                                           ------------------------------------
                                           Name:  Jaime Lester
                                           Title: Managing Member


                                       LYRICAL PARTNERS, L.P.


                                       By: /s/ Jeffrey Keswin
                                           ------------------------------------
                                           Name:  Jeffrey Keswin
                                           Title: Managing Partner


                                       /s/ Gavin Saitowitz
                                       ----------------------------------------
                                       Name:  Gavin Saitowitz

                                       /s/ Jaime Lester
                                       ----------------------------------------
                                       Name:  Jaime Lester


                                       /s/ Jeffrey Keswin
                                       ----------------------------------------
                                       Name:  Jeffrey Keswin


                                       /s/ Robert S. Everett
                                       ----------------------------------------
                                       Name:  Robert S. Everett


                                       /s/ Edward Gage
                                       ----------------------------------------
                                       Name:  Edward Gage

                                    Exhibit A


ENTITY                                                SHARES
-------------------------------------------       --------------

Springbok Capital Onshore, LLC                    711,551

Springbok Capital Offshore, Ltd.                  323,798

Springbok Capital Investors, LP                   94,414
                                                  ------------
     SPRINGBOK ENTITIES                           1,129,763

Soundpost Capital, LP                             2,386,658

Soundpost Capital Offshore, Ltd.                  842,440
                                                  ------------
     SOUNDPOST PARTNERS, LP                       3,229,098

Lyrical Opportunity Partners II, L.P.             1,488,300
Lyrical Opportunity Partners II, Ltd.             1,706,439
                                                  ------------
     LYRICAL PARTNERS, L.P.                       3,194,739


     GAVIN SAITOWITZ                              1,000


                                                  ------------
TOTAL SPRINGBOK GROUP                             7,554,600



                                    Exhibit B

         [INTENTIONALLY OMITTED; SEE EXHIBIT 99.11 TO THE SCHEDULE 13D]